Exhibit (a)(12)

CASH ACCOUNT TRUST
Tax-Exempt Portfolio

Amended and Restated Establishment and Designation of Classes of Shares
of Beneficial Interest,
(The “Instrument”)

The undersigned, being a majority of the duly elected and qualified Trustees of Cash Account Trust, a Massachusetts business trust (the “Trust”), acting pursuant to Article III, Section 1 of the Amended and Restated Agreement and Declaration of Trust dated March 17, 1990, as amended (the “Declaration of Trust”), hereby further divide the authorized and unissued shares of beneficial interest, without par value (the “Shares”) of the series of the Trust heretofore designated as the Tax-Exempt Portfolio (the “Fund”) into the five classes designated below in paragraph 1 (each a “Class” and collectively the “Classes”), each Class to have the special and relative rights specified in this Instrument:

1.           The Classes shall be designated as follows:

Premier Money Market Shares – Tax-Exempt Portfolio
Scudder Tax-Exempt Cash Institutional Shares
Tax-Exempt Cash Managed Shares
Davidson Cash Equivalent Shares – Tax Exempt
Service Shares

2.           Each Share shall be redeemable, and, except as provided below, shall represent a pro rata beneficial interest in the assets attributable to such Class of shares of the Fund, and shall be entitled to receive its pro rata share of net assets attributable to such Class of Shares of the Fund upon liquidation of the Fund, all as provided in or not inconsistent with the Declaration of Trust.  Each Share shall have the voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications, terms and conditions, as set forth in the Declaration of Trust.

3.           Upon the effective date of this Instrument:

a.           Each Share of each Class of the Fund shall be entitled to one vote (or fraction thereof in respect of a fractional share) on matters which such Shares (or Class of Shares) shall be entitled to vote.  Shareholders of the Fund shall vote together on any matter, except to the extent otherwise required by the Investment Company Act of 1940, as amended (the “1940 Act”), or when the Trustees have determined that the matter affects only the interests of one or more Classes, in which case only the Shareholders of such Class or Classes shall be entitled to vote thereon.  Any matter shall be deemed to have been effectively acted upon with respect to the Fund if acted upon as provided in Rule 18f-2 under the 1940 Act or any successor rule and in the Declaration of Trust.

b.           Liabilities, expenses, costs, charges or reserves that should be properly allocated to the Shares of a particular Class of the Fund may, pursuant to a Plan adopted by the

Trustees under Rule 18f-3 under the 1940 Act, or such similar rule under or provision or interpretation of the 1940 Act, be charged to and borne solely by such Class and the bearing of expenses solely by a Class of Shares may be appropriately reflected and cause differences in net asset value attributable to, and the dividend, redemption and liquidation rights of, the Shares of different Classes.

4.           The Trustees (including any successor Trustees) shall have the right at any time and from time to time to reallocate assets, liabilities and expenses or to change the designation of any Class now or hereafter created, or to otherwise change the special and relative rights of any such Class, provided that such change shall not adversely affect the rights of Shareholders of such Class.

/s/John W. Ballantine	/s/Lewis A. Burnham
John W. Ballantine, Trustee	Lewis A. Burnham, Trustee
/s/Donald L. Dunaway	/s/James R. Edgar
Donald L. Dunaway, Trustee	James R. Edgar, Trustee
/s/Paul K. Freeman	/s/Robert B. Hoffman
Paul K. Freeman, Trustee	Robert B. Hoffman, Trustee
/s/William McClayton	/s/William N. Shiebler
William McClayton, Trustee	William N. Shiebler, Trustee
/s/Robert H. Wadsworth	/s/Shirley D. Peterson
Robert H. Wadsworth, Trustee	Shirley D. Peterson, Trustee
/s/John G. Weithers
John G. Weithers, Trustee

Dated:  March 9, 2005